PROSPECTUS Dated May 18, 2000                       Pricing Supplement No. 16 to
PROSPECTUS SUPPLEMENT                       Registration Statement No. 333-34392
Dated May 18, 2000                                           Dated July 14, 2000
                                                                  Rule 424(b)(3)


                                  $12,800,000
                        Morgan Stanley Dean Witter & Co.
                          MEDIUM-TERM NOTES, SERIES C
                            Senior Fixed Rate Notes

                            -----------------------

                   0.25% Exchangeable Notes due July 30, 2007
           Exchangeable for American Depositary Receipts Representing
                               Ordinary Shares of
                        CHINA MOBILE (HONG KONG) LIMITED

                            -----------------------


Beginning October 18, 2000, you will be able to exchange your notes for a number of American Depositary Receipts representing China Mobile ordinary shares, subject to our right to call all of the notes on or after January 18, 2003. We refer to these American Depositary Receipts as the China Mobile ADRs. Each China Mobile ADR represents five ordinary shares of China Mobile.

o    The principal amount and issue price of each note is $1,000.

o We will pay interest at the rate of 0.25% per year on the $1,000 principal amount of each note. Interest will be paid semi-annually on each January 30 and July 30, beginning January 30, 2001.

o Beginning October 18, 2000, you will have the right to exchange each note for 15.35816 China Mobile ADRs. If you exchange, we will have the right to deliver either the actual China Mobile ADRs or the cash value of such China Mobile ADRs to you. You will not receive any accrued but unpaid interest.

o Beginning January 18, 2003, we have the right to call all of the notes and pay to you the call price of $1,000. However, if the market value of
     15.35816 China Mobile ADRs on the last trading day before we send our call notice is equal to or greater than $1,000, we will deliver to you 15.35816 China Mobile ADRs per note instead.

o If we decide to call the notes, we will give you notice at least 30 but not more than 60 days before the call date specified in the notice. If we notify you that we will be delivering China Mobile ADRs on the call date, rather than the cash call price, you will still be able to exercise your exchange right on any day prior to the fifth scheduled trading day prior to the call date.

o    If you hold the notes to maturity, we will pay $1,000 per note to you.

o China Mobile is not involved in this offering of the notes in any way and will have no financial obligation with respect to the notes.

You should read the more detailed description of the notes in this pricing supplement. In particular, you should review and understand the descriptions in "Summary of Pricing Supplement" and "Description of Notes."

The notes involve risks not associated with an investment in conventional debt securities. See "Risk Factors" beginning on PS-6.

                            -----------------------
                        PRICE 100% AND ACCRUED INTEREST
                            -----------------------

                Price to Public   Agent's Commissions   Proceeds to Company
                ---------------   -------------------   -------------------
Per Note........     100%                 0.25%                 99.75%
Total........... $12,800,000             $32,000             $12,768,000


                          MORGAN STANLEY DEAN WITTER

                      (This page intentionally left blank)

                         SUMMARY OF PRICING SUPPLEMENT

     The following summary describes the notes we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in "Risk Factors."

                                    The Notes

Each note costs $1,000             We, Morgan Stanley Dean Witter & Co., are
                                   offering our 0.25% Exchangeable Notes due
                                   July 30, 2007, which you may exchange for China Mobile ADRs beginning on October 18,
                                   2000. Each American Depositary Receipt
                                   evidences the American Depositary Shares of China Mobile (Hong Kong) Limited and represents five (5) ordinary shares, par value HK$.10 per share, of China Mobile
                                   (Hong Kong) Limited. The principal amount and issue price of each note is $1,000. If you hold the notes to maturity, which is July 30, 2007, we will pay $1,000 per note to you.

0.25% interest on the              We will pay interest on the notes, at the
principal amount                   rate of 0.25% of the principal amount per
                                   year, semi-annually on each January 30 and July 30, beginning January 30, 2001.

                              Your Exchange Right

The exchange ratio                 Beginning October 18, 2000, you may exchange
is 15.35816                        each note for a number of China Mobile ADRs
                                   equal to the exchange ratio. The exchange ratio is 15.35816 China Mobile ADRs per note, subject to adjustment for certain corporate events relating to China Mobile
                                   (Hong Kong) Limited ("China Mobile"). When you exchange your notes, Morgan Stanley &
                                   Co. Incorporated or its successors, which we refer to as MS & Co., acting as calculation agent, will determine the exact number of China Mobile ADRs you will receive based on the principal amount of the notes you exchange and the exchange ratio as it may have been adjusted through the time of the exchange.

                                   To exchange a note on any day, you must
                                   instruct your broker or other person with whom you hold your notes to take the following steps through normal clearing system channels:

                                   o fill out an Official Notice of Exchange,
                                     which is attached as Annex A to this
                                     pricing supplement;

                                   o deliver your Official Notice of Exchange
                                     to us before 11:00 a.m. (New York City
                                     time) on that day; and

                                   o deliver your note certificate to The Chase
                                     Manhattan Bank, as trustee for our senior notes, on that day.

                                   If you give us your Official Notice of
                                   Exchange after 11:00 a.m. (New York City time) on any day or on a day when the stock markets are closed, your notice will not become effective until the next day that the stock markets are open.

We can choose to pay to you        We will pay to you, at our option, within 3
cash or China Mobile ADRs if       business days after you give us your
you elect to exchange your         Official Notice of Exchange, either:
notes
                                   o China Mobile ADRs, or

                                   o the cash value of such China Mobile ADRs.

                                   We will not pay any accrued but unpaid
                                   interest if you elect to exchange your
                                   notes.

                                   Our right to call the notes may affect your ability to exchange your notes.

Our Call Right                     Beginning January 18, 2003, we have the
                                   right to call all of the notes. If we call the notes, we will do the following:

                                   o send a notice announcing that we have
                                     decided to call the notes;

                                   o specify in the notice a call date when you
                                     will receive payment in exchange for
                                     delivering your notes to the trustee; that call date will not be less than 30 or more than 60 days after the date of the notice; and

                                   o specify in the notice the number of China
                                     Mobile ADRs or the cash call price that we will pay to you in exchange for each note, as explained in the next paragraph.

We may call the notes              On the last trading day before the date of
for China Mobile ADRs or           our call notice, the calculation agent will
cash, depending on the price of    determine the value of the China Mobile ADRs
the China Mobile ADRs              that a noteholder would receive upon
                                   exchange of a note. That value is referred to as parity. If parity is less than the call price of $1,000, then we will pay the call price to you in cash. If pay the call price to you in cash. If we notify you that we will give you cash on the call date, you will no longer be able to exercise your exchange right.

                                   If, however, parity as so determined is
                                   equal to or greater than the call price, then we will deliver the China Mobile ADRs instead. In that case, you will still have the right to exercise your exchange right on any day prior to the fifth scheduled trading day prior to the call date. The procedures described in this paragraph will be modified if China Mobile ADRs are no longer listed or quoted in the United States.

China Mobile ADRs are              The last reported sales price of China
currently $48 5/8 a share          Mobile ADRs on the New York Stock Exchange,
                                   Inc. on the date of this pricing supplement was $48 5/8. You can review the publicly-reported prices of China Mobile
                                   ADRs for the last three years in the
                                   "Historical Information" section of this pricing supplement.

The Calculation Agent              We have appointed MS & Co. to act as
                                   calculation agent for The Chase Manhattan
                                   Bank, the trustee for our senior notes. As calculation agent, MS & Co. will determine the exchange ratio and calculate the amount of China Mobile ADRs or cash that you receive if you exercise your exchange right or if we call the notes. As calculation agent, MS & Co. will also adjust the exchange ratio for certain corporate events that could affect the price of the China
                                   Mobile ADRs and that we describe in the
                                   section called "Description of
                                   Notes--Antidilution Adjustments" in this pricing supplement.

No Affiliation with                China Mobile is not an affiliate of ours and
China Mobile                       is not involved with this offering in any
                                   way. The notes are obligations of Morgan
                                   Stanley Dean Witter & Co. and not of China
                                   Mobile.

More Information                   The notes are senior notes issued as part of
on the Notes                       our Series C medium-term note program. You
                                   can find a general description of our Series
                                   C medium-term note program in the
                                   accompanying prospectus supplement dated May
                                   18, 2000. We describe the basic features of this type of note in the sections called
                                   "Description of Notes--Fixed Rate Notes" and
                                   "--Exchangeable Notes."

                                   Because this is a summary, it does not
                                   contain all of the information that may be important to you, including the specific requirements for the exercise of your exchange right and of our call right. You should read the "Description of Notes"
                                   section in this pricing supplement for a detailed description of the terms of the notes. You should also read about some of the risks involved in investing in the notes in the section called "Risk Factors." We urge you to consult with your investment, legal, accounting and other advisors with regards to any investment in the notes.

How to reach us                    You may contact us at our principal
                                   executive offices at 1585 Broadway, New
                                   York, New York 10036 (telephone number (212)
                                   762-4000).

                                  RISK FACTORS

     The notes are not secured debt and are riskier than ordinary debt securities. This section describes the most significant risks relating to the notes. You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.

Yield to Maturity Less Than        These notes pay interest at the rate of
Interest on Ordinary Notes         0.25% of the principal amount per year. This
                                   interest rate is lower than the interest rate that we would pay on non-exchangeable senior notes maturing at the same time as the notes. If you exchange your notes or if we call the notes, you will not receive any accrued but unpaid interest.

Notes May Not Be                   There may be little or no secondary market
Actively Traded                    for the notes. Even if there is a secondary
                                   market, it may not provide enough liquidity to allow you to trade or sell the notes easily. MS & Co. currently intends to act as a market maker for the notes, but is not required to do so.

Market Price of Notes              Several factors, many of which are beyond our
Influenced by Many                 control, will influence the value of the
Unpredictable Factors               notes, including:

                                   o the market price of China Mobile ADRs or
                                     ordinary shares

                                   o the volatility (frequency and magnitude of
                                     changes in price) of the China Mobile ADRs or ordinary shares

                                   o the dividend rate on the China Mobile ADRs
                                     or ordinary shares

                                   o economic, financial, political and
                                     regulatory or judicial events that affect stock markets generally and which may affect the market price of the China Mobile ADRs

                                   o interest and yield rates in the market

                                   o the time remaining until (1) you can
                                     exchange your notes for China Mobile ADRs,
                                     (2) we can call the notes and (3) the notes mature

                                   o our creditworthiness

                                   These factors will influence the price that you will receive if you sell your notes prior to maturity. For example, you may have to sell your notes at a substantial discount from the issue price if the market price of the China Mobile ADRs is at, below or not sufficiently above the price of China Mobile ADRs at pricing.

                                   You cannot predict the future performance of China Mobile ADRs or ordinary shares based on their historical performance.

The Notes are also subject to      Fluctuations in the exchange rate between
currency exchange rate risk        the Hong Kong dollar and the U.S. dollar
                                   will affect the U.S. dollar equivalent of the Hong Kong dollar price of China Mobile ordinary shares on the Hong Kong Stock
                                   Exchange and, as a result, will affect the ADR Market Price, which may consequently affect the market value of the Notes. See
                                   "Description of Notes--Currency Exchange
                                   Rate Information" below.

                                   The currencies of some countries in the
                                   Asian region have been subject to
                                   significant fluctuations against the U.S.
                                   dollar in recent years, including as a
                                   result of devaluations of such currencies and other governmental actions with respect to such currencies, and may be subject to significant fluctuations in the future. Previous fluctuations or periods of relative stability in the exchange rates of those currencies or the Hong Kong dollar are not necessarily indicative of fluctuations or periods of relative stability in those rates that may occur over the term of the Notes.

                                   The exchange rate between Hong Kong dollars and U.S. dollars is the result of the supply of, and the demand for, those currencies. Changes in the exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the People's Republic of China (the "PRC") as a whole, the Hong Kong Special Administrative Region of the PRC ("Hong Kong") and the United States of America, including economic and political developments in other countries.

No guarantee that the              If the China Mobile ADRs are not listed or
China Mobile ADRs                  traded on any U.S. national securities
will be listed                     exchange or through the facilities of a U.S.
                                   national securities system, pricing
                                   information for the China Mobile ADRs may be more difficult to obtain, and the liquidity and market prices of the notes may be adversely affected. No assurance may be given that the China Mobile ADRs will not be delisted.


No Affiliation with                We are not affiliated with China Mobile.
China Mobile                       Although we do not have any non-public
                                   information about China Mobile as of the date of this pricing supplement, we or our affiliates may presently or from time to time engage in business with China Mobile, including extending loans to, or making equity investments in, China Mobile or providing investment advisory services to
                                   China Mobile, including merger and
                                   acquisition advisory services. Moreover, we have no ability to control or predict the actions of China Mobile, including any corporate actions of the type that would require the calculation agent to adjust the exchange ratio. China Mobile is not involved in the offering of the notes in any way and has no obligation to consider your interest as an owner of these notes in taking any corporate actions that might affect the value of your notes. None of the money you pay for the notes will go to China Mobile.


You Have No                        As an owner of notes, you will
Shareholder Rights                 not have voting rights or the right to
                                   receive dividends or other distributions or any other rights with respect to China
                                   Mobile ADRs or ordinary shares. You will not be able to exchange your notes for China
                                   Mobile ordinary shares.

Limited Antidilution               MS & Co., as calculation agent, will adjust
Adjustments                        the exchange ratio for certain events
                                   affecting the China Mobile ADRs or ordinary shares, such as stock splits and stock dividends, and certain other corporate actions involving China Mobile, such as mergers. However, the calculation agent is not required to make an adjustment for every corporate event that can affect China Mobile
                                   ADRs or ordinary shares. For example, the calculation agent is not required to make any adjustments if China Mobile or anyone else makes a partial tender offer or a partial exchange offer for China Mobile ADRs or ordinary shares. If an event occurs that does not require the calculation agent to adjust the exchange rate, the market price of the notes may be materially and adversely affected. In addition, the calculation agent may, but is not required to, make adjustments for corporate events that can affect the China Mobile ADRs or ordinary shares other than those contemplated in this pricing supplement. Such adjustments will be made to reflect the consequences of events but not with the aim of changing relative investment risk. The determination by the calculation agent to adjust, or not to adjust, the exchange ratio may materially and adversely affect the market price of the notes. We may, at our sole discretion, cause the Calculation Agent to alter the specified antidilution adjustments, if we determine that such existing adjustments would not properly take into account the consequences of the event enumerated in such antidilution adjustments.

Potential Conflicts of             As calculation agent, MS & Co. will
Interest between You and           calculate how many China Mobile ADRs or
what the Calculation Agent and     equivalent cash amount you will receive in
Other Affiliates of Ours           exchange for your notes and and other
                                   events. MS & Co. and other affiliates may adjustments should be made to the exchange ratio to reflect certain corporatecarry out hedging activities related to the notes or to other instruments, including trading in China Mobile ADRs or ordinary shares as well as in other instruments related to China
                                   Mobile ADRs or ordinary shares. MS & Co. and some of our subsidiaries also trade China
                                   Mobile ADRs or ordinary shares on a regular basis as part of their general broker-dealer businesses. Any of these activities and MS &
                                   Co.'s affiliation with us could influence MS
                                   & Co.'s determinations as calculation agent, including with respect to adjustments to the exchange ratio, and, accordingly, the amount of stock or cash that you receive when you exchange the notes or when we call the notes. In addition, such trading activity could potentially affect the price of China
                                   Mobile ADRs or ordinary shares and, thereby, the value of the China Mobile ADRs or cash you will receive upon exchange or redemption.

Tax Treatment                      You should also consider the tax
                                   consequences of investing in the notes. If you are a U.S. taxable investor, you will be subject to annual income tax based on the comparable yield of the notes, which will be higher than 0.25% interest rate you will receive on the notes. In addition, any gain recognized by U.S. taxable investors on the sale, exchange or retirement of the notes will be treated as ordinary income. Please read carefully the section "Description of Notes--United States Federal Taxation" in this pricing supplement.

                              DESCRIPTION OF NOTES

     Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term "Note" refers to each $1,000 principal amount of our 0.25% Exchangeable Notes due July 30, 2007 (Exchangeable for American Depositary Receipts Representing Ordinary Shares of China Mobile (Hong Kong) Limited). In this pricing supplement, the terms "MSDW," "we," "us" and "our" refer to Morgan Stanley Dean Witter & Co.

Principal Amount...................$12,800,000

Maturity Date......................July 30, 2007

Specified Currency.................U.S. Dollars

Issue Price........................100%

Interest Rate......................0.25% per annum

Interest Payment Dates.............January 30 and July 30, beginning January
                                   30, 2001

Original Issue Date
(Settlement Date)..................July 19, 2000

CUSIP..............................617446DZ9

Minimum Denominations..............$1,000

Initial China Mobile ADRs Price....$46.8431 per share

Exchange Right.....................On any Exchange Date, you will be entitled upon (i) your completion and delivery to us and the Calculation Agent of an Official Notice of Exchange (in the form of Annex A attached hereto) prior to 11:00 a.m. New York City time on such date and (ii) delivery on such date of such Notes to the Trustee, to exchange each Note for China Mobile ADRs at the Exchange Ratio. You will not, however, be entitled to exchange your Notes if we have previously called the Notes for the cash Call Price as described under "--MSDW Call Right" below.

                                   Upon any such exchange, we may, at our sole option, either deliver such China Mobile ADRs or pay an amount in cash equal to the Exchange Ratio times the ADR Market Price of China Mobile ADRs on the Exchange Date, as determined by the Calculation Agent, in lieu of such China Mobile ADRs. See "--ADR Market Price."

                                   Such delivery or payment will be made 3
                                   Business Days after any Exchange Date,
                                   subject to delivery of such Notes to the Trustee on the Exchange Date.

                                   Upon any exercise of the Exchange Right, you will not be entitled to receive any cash payment representing any accrued but unpaid interest on the notes. If you exchange your Notes after a record date for the payment of interest and prior to the next succeeding Interest Payment Date, the Notes that you exchange must be accompanied by funds equal to the interest payable on the succeeding Interest Payment Date on the principal amount that you exchange.

                                   If on any Exchange Date, China Mobile ADRs are no longer traded in the United States (and the ordinary shares of China Mobile are not listed on a United States national exchange), then upon any such exchange, in lieu of delivering China Mobile ADRs, MSDW will pay an amount in cash equal to the Exchange Ratio times the ADR Equivalent Market Price, each as determined by the Calculation Agent on the Exchange Trading Day immediately following such Exchange Date. Any such payment will be made 3 Business Days after such immediately succeeding Exchange Trading Day.

                                   We will, or will cause the Calculation Agent to, deliver such China Mobile ADRs or cash to the Trustee for delivery to you.

No Fractional Shares ..............If upon any exchange of the Notes we deliver
                                   China Mobile ADRs, we will pay cash in lieu of delivering fractional China Mobile ADRs in an amount equal to the corresponding fractional Market Price of China Mobile ADRs as determined by the Calculation Agent on such Exchange Date.

Exchange Ratio ....................15.35816, subject to adjustment for certain corporate events relating to China Mobile.
                                   See "--Antidilution Adjustments" below.

Exchange Date......................Any NYSE Trading Day that falls during the period beginning October 18, 2000 and ending on the day prior to the earliest of (i) the last scheduled NYSE Trading Day prior to the Maturity Date, (ii) the fifth scheduled NYSE Trading Day prior to the Call Date and (iii) in the event of a call for the cash Call Price as described under "--MSDW Call Right" below, the last scheduled NYSE Trading Day prior to the MSDW Notice Date.

MSDW Call Right ...................On or after January 18, 2003, we may call the Notes, in whole but not in part, for mandatory exchange into China Mobile ADRs at the Exchange Ratio; provided that, if Parity on the NYSE Trading Day immediately preceding the MSDW Notice Date, as determined by the Calculation Agent, is less than the Call Price, we will pay the Call Price in cash on the Call Date. If we call the Notes for mandatory exchange, then, unless you subsequently exercise the Exchange Right (the exercise of which will not be available to you following a call for cash in an amount equal to the Call Price), the China Mobile ADRs or (in the event of a call for cash, as described above) cash to be delivered to you will be delivered on the Call Date fixed by us and set forth in our notice of mandatory exchange, upon delivery of your Notes to the Trustee. We will, or will cause the Calculation Agent to, deliver such China Mobile ADRs or cash to the Trustee for delivery to you. You will not receive any accrued but unpaid interest on the Notes.

                                   On or after the MSDW Notice Date (other than with respect to a call of the Notes for the cash Call Price by MSDW) you will continue to be entitled to exercise the Exchange Right and receive any amounts described under "--Exchange Right" above.

                                   If on any Call Date (other than with respect to a call of the Notes for the cash Call Price), China Mobile ADRs are no longer traded in the

                                   United States (and the ordinary shares of China Mobile are not listed on a United States national securities exchange), and you have not exercised your Exchange Right subsequent to the MSDW Notice Date, then, in lieu of delivering China Mobile ADRs to you on the Call Date, MSDW will pay an amount in cash equal to the Exchange Ratio times the ADR Equivalent Market Price, each as determined by the Calculation Agent on the fourth scheduled Exchange Trading Day prior to the Call Date; provided that if there is a Market Disruption Event on such fourth scheduled Exchange Trading Day, such determination will be made on the third scheduled Exchange Trading Day prior to the Call Date whether or not a Market Disruption Event exists on such date.

MSDW Notice Date...................The scheduled NYSE Trading Day on which we issue our notice of mandatory exchange,
                                   which must be at least 30 but no more than 60 days prior to the Call Date.

Call Date..........................The scheduled NYSE Trading Day on or after
                                   January 18, 2003 specified by us in our
                                   notice of mandatory exchange on which we will deliver China Mobile ADRs or cash to holders of the Notes for mandatory exchange.

Parity.............................With respect to any NYSE Trading Day, an amount equal to the Exchange Ratio times the ADR Market Price of China Mobile ADRs on such NYSE Trading Day.

Call Price.........................$1,000 per Note

ADR Market Price...................If China Mobile ADRs (or any other security for which an ADR Market Price must be
                                   determined) is listed on a national
                                   securities exchange, is a security of The
                                   Nasdaq National Market or is included in the OTC Bulletin Board Service ("OTC Bulletin Board") operated by the National Association of Securities Dealers, Inc. (the "NASD"), the ADR Market Price for one share of China Mobile ADRs (or one unit of any such other security) on any NYSE Trading Day means (i) the last reported sale price, regular way, on such day on the principal United States securities exchange registered under the Securities Exchange Act of 1943, as modified (the "Exchange Act"), on which China Mobile ADRs (or any such other security) are listed or admitted to trading or (ii) if not listed or admitted to trading on any such securities exchange or if such last reported sale price is not obtainable (even if China Mobile ADRs (or other such security) is listed or admitted to trading on such securities exchanges), the last reported sale price on the over-the-counter market as reported on the Nasdaq National Market or OTC Bulletin Board on such day. If the last reported sale price is not available pursuant to clause (i) or (ii) of the preceding sentence because of a Market Disruption or otherwise, the ADR Market Price for any NYSE Trading Day shall be the mean, as determined by the Calculation Agent, of the bid prices for China Mobile ADRs (or any such other security) obtained from as many dealers in such security (which may include MS & Co. or any of our other subsidiaries or affiliates), but not exceeding three, as will make such bid prices available to the Calculation Agent. If the ADR Market Price is not available in accordance with the two preceding sentences because China Mobile ADRs are no longer listed or quoted at the time of such determination (and the ordinary shares of China Mobile are not listed on a United States national securities exchange), the ADR Market Price for any Exchange Date shall be the ADR Equivalent Market Price (as defined below) for such Exchange Date as determined by the Calculation Agent. A "security of the Nasdaq National Market" shall include a security included in any successor to such system and the term "OTC Bulletin Board Service" shall include any successor service thereto.

NYSE Trading Day:..................A day on which trading is generally conducted in the over-the-counter market for equity securities in the United States and on the NYSE, as determined by the Calculation Agent, and on which a Market Disruption Event has not occurred.

Exchange Trading Day:..............Any NYSE Trading Day on which trading in equity securities is also generally
                                   conducted on the Hong Kong Stock Exchange, as determined by the Calculation Agent, and on which a Market Disruption Event has not occurred.

Business Day:......................Any day, other than a Saturday or Sunday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York or Hong Kong.

ADR Equivalent Market Price: ......The ADR Equivalent Market Price, for any
                                   Exchange Date, shall be the product of (x) five (5) (as such multiple may have been adjusted by the depositary for the China Mobile ADRs) and (y) the Ordinary Share Market Price as determined on the Exchange Trading Day immediately following such Exchange Date, which product shall be converted from Hong Kong dollar into U.S. dollars at the spot buying rate prevailing on such immediately following Exchange Trading Day as determined by the Calculation Agent.

Ordinary Share Market Price: ......If ordinary shares are listed on the Hong
                                   Kong Stock Exchange, the Ordinary Share
                                   Market Price on any Exchange Trading Day shall be the closing price on the Hong Kong Stock Exchange of the ordinary shares on such day, not being subject to any special provisions (or, if no sale occurs on such day, the closing bid price on such day). If ordinary shares are not listed on the Hong Kong Exchange (or are subject to any special provisions), the Ordinary Share Market Price for the ordinary shares, for any Exchange Trading Day, shall be the equivalent price by reference to such stock exchange or other securities market on which ordinary shares are principally traded, as the Calculation Agent shall determine in its sole discretion, on such day, not being subject to any special provisions, or, if such day is not a Business Day, the next succeeding Business Day that is also an Exchange Trading Day, converted (if necessary) into Hong Kong dollars at the spot buying rate prevailing on such date as determined by the Calculation Agent. For purposes of the immediately preceding sentence, a "Business Day" shall be a day on which banks are open for business in the city in which the relevant stock exchange is located and on which such stock exchange is open for business. If the Ordinary Share Market Price cannot be determined in accordance with the above provisions, then such Ordinary Share Market Price shall be deemed to be the value, for any Exchange Trading Day (converted (if necessary), into Hong Kong dollars, as aforesaid) as determined by the Calculation Agent whose determination shall be conclusive.

Book Entry Note or Certificated
Note...............................Book Entry, DTC

Senior Note or Subordinated Note...Senior

Trustee............................The Chase Manhattan Bank

Agent for this Underwritten
Offering of Notes..................MS & Co.

Calculation Agent..................MS & Co.

                                   All determinations made by the Calculation
                                   Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us.

                                   Because the Calculation Agent is our
                                   affiliate, potential conflicts of interest may exist between the Calculation Agent and you as an owner of the Notes, including with respect to certain determinations and judgments that the Calculation Agent must make in making adjustments to the Exchange Ratio or other antidilution adjustments or determining the ADR Market Price, the Ordinary Share Market Price or whether a Market Disruption Event has occurred. See "Antidilution Adjustments" and "Market Disruption Event" below. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Antidilution Adjustments...........The Exchange Ratio will be adjusted as follows:

                                   1. If China Mobile ordinary shares are
                                   subject to a stock split or reverse stock split, then once such split has become effective, the Exchange Ratio will be proportionately adjusted; provided, however that if China Mobile and the depositary for the China Mobile ADRs have adjusted the number of China Mobile ordinary shares represented by each China Mobile ADR so that the price of such China Mobile ADR would not be affected by such stock split or reverse stock split, no adjustment of the Exchange Ratio shall be made.

                                   2. If China Mobile ordinary shares are
                                   subject (i) to a stock dividend (issuance of additional China Mobile ordinary shares) that is given ratably to all holders of China Mobile ordinary shares or (ii) to a distribution of China Mobile ordinary shares as a result of the triggering of any provision of the corporate charter of China Mobile, then once the dividend has become effective with respect to China Mobile ADRs and China Mobile ADRs are trading ex-dividend, the Exchange Ratio will be proportionately adjusted; provided, however that if China Mobile and the depositary for the China Mobile ADRs have adjusted the number of China Mobile ordinary shares represented by each China Mobile ADR so that the price of such China Mobile ADR would not be affected by such stock dividend, no adjustment of the Exchange Ratio shall be made.

                                   3. There will be no adjustments to the
                                   Exchange Ratio to reflect cash dividends or other distributions paid with respect to China Mobile ordinary shares other than distributions described in paragraph 6 below and Extraordinary Underlying Dividends as described below. A cash dividend or other distribution with respect to China Mobile ordinary shares will be deemed to be an "Extraordinary Underlying Dividend" if such dividend or other distribution exceeds the immediately preceding non-Extraordinary
                                   Dividend for China Mobile ordinary shares
                                   (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) by an amount equal to at least 10% of the Ordinary Share Market Price on the Exchange Trading Day preceding the ex-dividend date for the payment of such Extraordinary Underlying Dividend (the "ex-dividend date") on the China Mobile ordinary shares. If an Extraordinary Underlying Dividend occurs with respect to China Mobile ordinary shares, the Exchange Ratio with respect to China Mobile ADRs will be adjusted on the ex-dividend date with respect to such Extraordinary Dividend so that the new Exchange Ratio will equal the product of (i) the then current Exchange Ratio and (ii) a fraction, the numerator of which is the Ordinary Share Market Price on the Exchange Trading Day preceding the ex-dividend date, and the denominator of which is the amount by which the Ordinary Share Market Price on the Exchange Trading Day preceding the ex-dividend date exceeds the Extraordinary Underlying Dividend Amount. The "Extraordinary Underlying Dividend Amount" with respect to an Extraordinary Underlying Dividend will equal
                                   (i) in the case of cash dividends or other distributions that constitute quarterly dividends, the amount per share of such Extraordinary Underlying Dividend minus the amount per ordinary share of the immediately preceding non-Extraordinary Underlying
                                   Dividend or (ii) in the case of cash
                                   dividends or other distributions that do not constitute quarterly dividends, the amount per ordinary share of such Extraordinary Underlying Dividend. To the extent an Extraordinary Underlying Dividend is not paid in cash, the value of the non-cash component will be determined by the Calculation Agent, whose determination shall be conclusive. A distribution on the China Mobile ADRs described in paragraph 6 below that also constitutes an Extraordinary Underlying Dividend shall only cause an adjustment to the Exchange Ratio pursuant to paragraph 6.

                                   4. If China Mobile is being liquidated or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law, the Notes will continue to be exchangeable into China Mobile ADRs so long as an ADR Market Price for China Mobile ADRs is available. If either an ADR Market Price or a price for the ordinary shares of China Mobile (if such ordinary shares are listed on a United States national securities exchange) is no longer available for whatever reason, including the liquidation of China Mobile or the subjection of China Mobile to a proceeding under any applicable bankruptcy, insolvency or other similar law, then the value of China Mobile ADRs will equal zero for so long as no ADR Market Price is available.

                                   5. If there occurs any reclassification or change of China Mobile ordinary shares, including, without limitation, as a result of the issuance of tracking stock by China Mobile, or if China Mobile has been subject to a merger, combination or consolidation and is not the surviving entity, or if there occurs a sale or conveyance to another corporation of the property and assets of China Mobile as an entirety or substantially as an entirety, in each case as a result of which the holders of China Mobile ordinary shares shall be entitled to receive stock, other securities or other property or assets (including cash) ("Exchange Property") with respect to or in exchange for such China Mobile ADRs, then the holders of the Notes then outstanding will be entitled thereafter to exchange such Notes into the kind and amount of Exchange Property that they would have owned or been entitled to receive upon such reclassification, change, merger, combination, consolidation, sale or conveyance had such holders exchanged such Notes for China Mobile ADRs and exchanged the China Mobile ADRs for China Mobile ordinary shares immediately prior to any such corporate event, but without interest thereon. At such time, no adjustment will be made to the Exchange Ratio.

                                   6. If China Mobile issues to all holders of China Mobile ordinary shares (and consequently of China Mobile ADRs) equity securities of an issuer other than China Mobile (other than in a transaction described in paragraph 5 above), then the holders of the Notes then outstanding will be entitled to receive such new equity securities upon exchange of such Notes. The Exchange Ratio for such new equity securities will equal the product of the Exchange Ratio in effect for the China Mobile ADRs at the time of the issuance of such new equity securities times the product of (x) five (5) (as such multiple may have been adjusted by the depositary as described in paragraphs 1 and 2 above) and (y) the number of shares of the new equity securities issued with respect to one China Mobile ordinary share.

                                   7. In the event that China Mobile and the depositary for the China Mobile ADRs elect, in the absence of any of the events described in paragraph 1, 2, or 3 above, to change the number of ordinary shares that are represented by each China Mobile ADR, the Exchange Ratio on any Exchange Trading Day after the change becomes effective will be proportionately adjusted.

                                   8. No adjustments to the Exchange Ratio will be required other than those specified above. The adjustments specified above do not cover all of the events that could affect the ADR Market Price. However, we may, at our sole discretion, cause the Calculation Agent to make additional changes to the Exchange Ratio upon the occurrence of corporate or other similar events that affect or could potentially affect market prices of, or shareholders' rights in, the China Mobile ADRs

                                   (or other Exchange Property) but only to reflect such changes, and not with the aim of changing relative investment risk.

                                   In addition, we may, in our sole discretion, cause the Calculation Agent to alter the specific adjustments set forth above in paragraphs 1 through 7 upon the occurrence of one or more of the events enumerated in paragraphs 1 through 7, if we determine that such adjustments would not properly reflect the consequences of the events enumerated in such paragraphs or would not preserve the relative investment risks.

                                   No adjustments to the Exchange Ratio will be required unless such adjustment would require a change of at least 0.1% in the Exchange Ratio then in effect. The Exchange Ratio resulting from any of the adjustments specified above will be rounded to the nearest one hundred-thousandth with five one-millionths being rounded upward.

                                   The Calculation Agent shall be solely
                                   responsible for the determination and
                                   calculation of any adjustments to the
                                   Exchange Ratio and of any related
                                   determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in paragraph 5 or 6 above, and its determinations and calculations with respect thereto shall be conclusive.

                                   The Calculation Agent will provide
                                   information as to any adjustments to the Exchange Ratio upon written request by any holder of the Notes.

Market Disruption Event............"Market Disruption Event" means, with respect to China Mobile ADRs (or, if
                                   applicable, the ordinary shares of China
                                   Mobile), the occurrence or existence of any of the following events as determined by the Calculation Agent:

                                     (i) a suspension, absence or material
                                     limitation of trading of China Mobile ADRs or ordinary shares on the primary market for China Mobile ADRs or ordinary shares for more than two hours of trading or during the one-half hour period preceding the close of trading in such market; or a breakdown or failure in the price and trade reporting systems of the primary market for China Mobile ADRs or ordinary shares as a result of which the reported trading prices for China Mobile ADRs or ordinary shares during the last one-half hour preceding the closing of trading in such market are materially inaccurate; or the suspension, absence or material limitation on the primary market for trading in options contracts related to China Mobile ADRs or ordinary shares, if available, during the one-half hour period preceding the close of trading in the applicable market; and

                                     (ii) a determination by the Calculation
                                     Agent in its sole discretion that any
                                     event described in clause (i) above
                                     materially interfered with the ability of MSDW or any of its affiliates to unwind all or a material portion of the hedge with respect to the Notes.

                                   For purposes of determining whether a Market
                                   Disruption Event has occurred: (1) a
                                   limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange, (2) a decision to permanently discontinue trading in the relevant option contract will not constitute a Market Disruption Event, (3) limitations pursuant to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by the NYSE, any other self-regulatory organization, the Securities and Exchange Commission or the Hong Kong Stock Exchange or any other exchange relevant to the determination of the ADR Market Price or the Ordinary Share Market Price, as applicable, of similar scope as determined by the Calculation Agent) on trading during significant market fluctuations shall constitute a suspension, absence or material limitation of trading,
                                   (4) a suspension of trading in an options contract on China Mobile ADRs or ordinary shares by the primary securities market trading in such options, if available, by reason of (x) a price change exceeding limits set by such securities exchange or market, (y) an imbalance of orders relating to such contracts or (z) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in options contracts related to China Mobile ADRs or ordinary shares and (5) a suspension, absence or material limitation of trading on the primary securities market on which options contracts related to China Mobile ADRs or ordinary shares are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Alternate Exchange Calculation
in case of an Event of Default.....In case an Event of Default with respect to the Notes shall have occurred and be
                                   continuing, the amount declared due and
                                   payable upon any acceleration of any Note shall be determined by MS & Co., as Calculation Agent, and shall be equal to the principal amount of a Note plus any accrued and unpaid interest at the Interest Rate to but not including the date of acceleration; provided that if (x) the owner of a Note has submitted an Official Notice of Exchange to us in accordance with the Exchange Right or
                                   (y) we have called the Notes, other than a call for the cash Call Price, in accordance with the MSDW Call Right, the amount declared due and payable upon any such acceleration shall be an amount in cash for each $1,000 principal amount of a Note equal to the Exchange Ratio times the ADR Market Price, determined by the Calculation Agent as of the Exchange Date or as of the date of acceleration, respectively, and shall not include any accrued and unpaid interest thereon; provided further that if the Issuer has called the Notes for cash in an amount equal to the Call Price, in accordance with the MSDW Call Right, the amount declared due and payable upon any such acceleration shall be an amount in cash for each $1,000 principal amount of a Note equal to the applicable Call Price. See "--Call Price" above.

China Mobile ADRs;
Public Information.................China Mobile (Hong Kong) Limited is a
                                   provider of cellular telecommunications
                                   services in several provinces of the
                                   People's Republic of China. China Mobile
                                   ADRs are registered under the

                                   Exchange Act. Companies with securities
                                   registered under the Exchange Act are
                                   required to file periodically certain
                                   financial and other information specified by the Securities and Exchange Commission (the "Commission"). Information provided to or filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 or at its Regional Offices located at Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661 and at Seven World Trade Center, 13th Floor, New York, New York 10048, and copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, information provided to or filed with the Commission electronically can be accessed through a website maintained by the Commission. The address of the Commission's website is http://www.sec.gov. Information provided to or filed with the Commission by China Mobile pursuant to the Exchange Act can be located by reference to Commission file number 1-14696. In addition, information regarding China Mobile may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such reports.

                                   This pricing supplement relates only to the Notes offered hereby and does not relate to China Mobile ADRs or ordinary shares. We have derived all disclosures contained in this pricing supplement regarding China Mobile from the publicly available documents described in the preceding paragraph. Neither we nor the Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to China Mobile in connection with the offering of the Notes. Neither we nor the Agent makes any representation that such publicly available documents or any other publicly available information regarding China Mobile are accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of China Mobile ADRs (and therefore the Initial China Mobile ADR Price and the Exchange Ratio) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning China Mobile could affect the value received on any Exchange Date or Call Date with respect to the Notes and therefore the trading prices of the Notes.

                                   Neither we nor any of our affiliates makes any representation to you as to the performance of China Mobile ADRs or ordinary shares.

                                   We or our affiliates may presently or from time to time engage in business with China Mobile, including extending loans to, or making equity investments in, China Mobile or providing advisory services to China Mobile, including merger and acquisition advisory services. In the course of such business, we or our affiliates may acquire non- public information with respect to China Mobile and, in addition, one or more of our affiliates may publish research reports with respect to China Mobile. The statement in the preceding sentence is not intended to affect the rights of holders of the Notes under the securities laws. As a prospective purchaser of a Note, you should undertake an independent investigation of China Mobile as in your judgment is appropriate to make an informed decision with respect to an investment in China Mobile ADRs.

Historical Information.............The following tables set forth the published high and low ADR Market Prices and the high and low Ordinary Share Market Prices during 1997, 1998, 1999 and during 2000 through
                                   July 14, 2000. The ADR Market Price on July
                                   14, 2000 was $48 5/8. We obtained the market prices listed below from Bloomberg Financial Markets and we believe such information to be accurate. You should not take the historical prices of China Mobile ADRs or China Mobile Ordinary Shares as an indication of future performance. We cannot give any assurance that the price of China Mobile ADRs will increase sufficiently to cause the beneficial owners of the Notes to receive an amount in excess of the principal amount on any Exchange Date or Call Date.

              China Mobile ADRs                        High         Low
              -----------------                        ----         ---
(CUSIP 16941M109)
1997                                                   U.S. dollars
Fourth Quarter (since October 22, 1997)......          9 1/2       6 29/32
1998
First Quarter................................         10 21/32     6 29/32
Second Quarter...............................         10 27/64     7 17/32
Third Quarter................................          9           5 47/64
Fourth Quarter...............................         10 15/64     7 3/16
1999
First Quarter................................         10           8 3/32
Second Quarter...............................         14 25/64     8 35/64
Third Quarter................................         17 5/32     13 9/64
Fourth Quarter...............................         32 5/32     15 3/8
2000
First Quarter................................         50 47/64    27 13/32
Second Quarter...............................         49 29/32    30 51/64
Third Quarter                                         48 5/8      43 3/8
   (through July 14, 2000)...................

                                   Historical prices have been adjusted for a 4 for 1 split of China Mobile ADRs, which became effective in the third quarter of 2000.

              China Mobile Ordinary Shares             High         Low
              ----------------------------             ----         ---
1997                                                  Hong Kong dollars
Fourth Quarter (since October 23, 1997)......          14.40       10.55
1998
First Quarter................................          16.25       10.30
Second Quarter...............................          16.15       11.40
Third Quarter................................          13.70        8.90
Fourth Quarter...............................          15.90       11.65
1999
First Quarter................................          15.50       12.60
Second Quarter...............................          22.45       13.05
Third Quarter................................          26.70       21.00
Fourth Quarter...............................          48.60       24.00
2000
First Quarter................................          79.00       41.70
Second Quarter...............................          72.25       47.90
Third Quarter                                          74.40       67.75
   (through July 14, 2000)...................


                                   We make no representation as to the amount of dividends, if any, that China Mobile will pay in the future. In any event, as an owner of a Note, you will not be entitled to receive dividends, if any, that may be payable on China Mobile ADRs.

Currency Exchange Rate Information.The following table sets forth, for the periods indicated, the high, low and
                                   period-ending Hong Kong dollar/U.S. dollar exchange rate. We obtained the exchange rates listed below from Bloomberg Financial Markets, and we believe such information to be accurate.

              Hong Kong dollar/U.S. dollar Exchange Rates
------------------------------------------------------------------
                             High           Low         Period-end
                             ----           ---         ----------
1995....................    7.7625         7.7262         7.7325
1996....................    7.7422         7.7260         7.7385
1997....................    7.7501         7.7252         7.7485
1998....................    7.7499         7.7350         7.7460
1999....................    7.7751         7.7460         7.7735
2000(1).................    7.7965         7.7758         7.7963
-------------------
(1)  Through July 14, 2000

                                   The information presented in this pricing supplement relating to the exchange rate of the U.S. dollar as compared to the Hong Kong dollar is furnished as a matter of information only. The Hong Kong dollar has been subject to fluctuations in the past and may be subject to significant fluctuations in the future. The fluctuations or periods of relative stability in the U.S. dollar/Hong Kong dollar exchange rate that have occurred in the past are not necessarily indicative of fluctuations or periods of relative stability in that rate that may occur over the term of the Notes.

                                   The spot exchange rates between the Hong
                                   Kong dollar and U.S. dollar are at any
                                   moment a result of the supply of and demand for the currencies being compared, and changes in the exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political developments in other countries. Of particular importance are rates of inflation, interest rate levels, the balance of payments and the extent of governmental surpluses of deficits in the PRC and the United States, all of which are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the PRC, the United States and other jurisdictions important to international trade and finance.

Use of Proceeds and Hedging........The net proceeds we receive from the sale of the Notes will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the Notes. See also "Use of Proceeds" in the accompanying prospectus.

                                   On or prior to the date of this pricing
                                   supplement, we, through our subsidiaries and others, hedged our anticipated exposure in connection with the Notes by taking positions in China Mobile ADRs or ordinary shares and positions in other instruments in connection with such hedging. Such hedging was carried out in a manner designed to minimize any impact on the price of China Mobile ADRs. Our purchase activity could potentially have increased the price of China Mobile ADRs or ordinary shares, and therefore effectively have increased the level to which China Mobile ADRs or ordinary shares must rise before you would receive an amount of China Mobile ADRs worth as much or more than the accreted principal amount of your Notes on any Exchange Date or Call Date. Through our subsidiaries, we are likely to modify our hedge position throughout the life of the Notes by purchasing and selling China Mobile ADRs or ordinary shares or options contracts on China Mobile ADRs or ordinary shares listed on major securities markets or positions in other securities or instruments that we may wish to use in connection with such hedging. Although we have no reason to believe that our hedging activity or other trading activities that we, or any of our affiliates, engaged in or may engage in has had or will have a material impact on the price of China Mobile ADRs or ordinary shares, we cannot give any assurance that we have not or will not affect such price as a result of our hedging or trading activities.

Supplemental Information
Concerning Plan of Distribution....In order to facilitate the offering of the
                                   Notes, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes or the China Mobile ADRs. Specifically, the Agent may overallot in connection with the offering, creating a short position in the Notes for its own account. In addition, to cover allotments or to stabilize the price of the Notes, the Agent may bid for, and purchase, the Notes or the China Mobile ADRs in the open market. See "Use of Proceeds and Hedging" above.

                                   We have agreed to indemnify the Agent
                                   against certain liabilities under the
                                   Securities Act of 1933, as amended.

ERISA Matters for Pension Plans
And Companies..................... We and certain of our affiliates, including
                                   MS & Co. and Dean Witter Reynolds Inc.
                                   ("DWR"), are considered "parties in
                                   interest" within the meaning of the Employee
                                   Retirement Income Security Act of 1974, as amended ("ERISA"), or "disqualified persons" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code") with respect to many employee benefit plans. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Notes are acquired by or with the assets of a pension or other employee benefit plan with respect to which MS & Co., DWR or any of their affiliates is a service provider, unless the Notes are acquired pursuant to an exemption from the prohibited transaction rules.

                                   The acquisition of the Notes may be eligible for one of the exemptions noted below if such acquisition:

                                   (a) (i) is made solely with the assets of a bank collective investment fund and (ii) satisfies the requirements and conditions of Prohibited Transaction Class Exemption ("PTCE") 91-38 issued by the Department of Labor ("DOL");

                                   (b) (i) is made solely with assets of an insurance company pooled separate account and (ii) satisfies the requirements and conditions of PTCE 90-1 issued by the DOL;

                                   (c) (i) is made solely with assets managed by a qualified professional asset manager and (ii) satisfies the requirements and conditions of PTCE 84-14 issued by the DOL;

                                   (d) is made solely with assets of a
                                   governmental plan (as defined in Section
                                   3(32) of ERISA) which is not subject to the provisions of Section 401 of the Code;

                                   (e) (i) is made solely with assets of an insurance company general account and (ii) satisfies the requirements and conditions of PTCE 95-60 issued by the DOL; or

                                   (f) (i) is made solely with assets managed by an in-house asset manager and (ii) satisfies the requirements and conditions of PTCE 96-23 issued by the DOL.

                                   Under ERISA, assets of a pension or other employee benefit plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the plan has invested. In addition to considering the consequences of holding the Notes, employee benefit plans subject to ERISA (or insurance companies deemed to be investing ERISA plan assets) purchasing the Notes should consider the possible implications of owning the China Mobile ADRs. Thus, any insurance company, pension or employee benefit plan or entity holding assets of such a plan proposing to invest in the Notes should consult with its legal counsel prior to such investment. Purchasers of the Notes have exclusive responsibility for assuring that their purchase and holding of the Notes and China Mobile ADRs do not violate the prohibited transaction rules of ERISA or the Code.

United States Federal Taxation.....The Notes are Optionally Exchangeable Notes
                                   and investors should refer to the discussion under "United States Federal

                                   Taxation--Notes--Optionally Exchangeable
                                   Notes" in the accompanying prospectus
                                   supplement. In connection with the
                                   discussion thereunder, we have determined that the "comparable yield" is an annual rate of 7.181%, compounded semi-annually. Based on our determination of the comparable yield, the "projected payment schedule" for a Note (assuming a par amount of $1,000 or with respect to each integral multiple thereof) consists of the semi- annual coupons and an additional projected amount due at maturity, equal to $1619.81.

                                   The comparable yield and the projected
                                   payment schedule are not provided for any purpose other than the determination of United States Holders' interest accruals and adjustments in respect of the Notes, and we make no representation regarding the actual amounts of the payments on a Note.

                                                                        ANNEX A

                          OFFICIAL NOTICE OF EXCHANGE

                                          Dated: [On or after October 18, 2000]

Morgan Stanley Dean Witter & Co.
1585 Broadway
New York, New York 10036

Morgan Stanley & Co. Incorporated, as
  Calculation Agent
1585 Broadway
New York, New York 10036
Fax No.: (212) 761-0674
(Attn: Meghan Maloney)

Dear Sirs:

     The undersigned holder of the Medium Term Notes, Series C, Senior Fixed Rate Notes, 0.25% Exchangeable Notes due July 30, 2007 (Exchangeable for American Depositary Receipts Representing Ordinary Shares of China Mobile (Hong
Kong) Limited) of Morgan Stanley Dean Witter & Co. (CUSIP No. 617446DZ9) (the "Notes") hereby irrevocably elects to exercise with respect to the principal amount of the Notes indicated below, as of the date hereof (or, if this letter is received after 11:00 a.m. on any NYSE Trading Day or on any day that is not an NYSE Trading Day, as of the next Trading Day), provided that such day to the earliest of (i) the last scheduled NYSE Trading Day prior to July 30, 2007,
(ii) the fifth scheduled NYSE Trading Day prior to the Call Date and (iii) in the event of a call for the cash Call Price, the last scheduled NYSE Trading Day prior to the MSDW Notice Date, the Exchange Right as described in Pricing Supplement No. 16 dated July 14, 2000 (the "Pricing Supplement") to the Prospectus Supplement dated May 18, 2000 and the Prospectus dated May 18, 2000 related to Registration Statement No. 333-34392. Terms not defined herein have the meanings given to such terms in the Pricing Supplement. Please date and acknowledge receipt of this notice in the place provided below on the date of receipt, and fax a copy to the fax number indicated, whereupon MSDW will deliver, at its sole option, China Mobile ADRs or cash 3 Business Days after the Exchange Date in accordance with the terms of the Notes, as described in the Pricing Supplement.

                                        Very truly yours,


                                        ---------------------------------------
                                        [Name of Holder]

                                        By:
                                           ------------------------------------
                                           [Title]


                                        ---------------------------------------
                                        [Fax No.]

                                        $
                                        ---------------------------------------
                                        Principal Amount of Notes surrendered
                                        for exchange

Receipt of the above Official
Notice of Exchange is hereby acknowledged

MORGAN STANLEY DEAN WITTER & CO., as Issuer

MORGAN STANLEY & CO. INCORPORATED, as Calculation Agent

By MORGAN STANLEY & CO. INCORPORATED, as Calculation Agent

By:
   -------------------------------------------------
   Title:

Date and time of acknowledgment
                               -------------------